As filed with the Securities and Exchange Commission on January 28, 2003


                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                            ________________________

                                     FORM 15
                            ________________________

         CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER
            SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR
       SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF
                      THE SECURITIES EXCHANGE ACT OF 1934

                        Commission File Number: 333-13690

                          ALFA LAVAL SPECIAL FINANCE AB

             (Exact name of registrant as specified in its charter)

                          Alfa Laval Special Finance AB
                                 Rudeboksvagen 3
                                  Lund, Sweden

                                +(46 46) 36 7000

    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                           12 1/8% Senior Notes due 2010
            (Title of each class of securities covered by this Form)

                                      None
      (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provisions(s) relied upon to terminate or suspend the duty to file reports:

     Rule 12g-4(a)(1)(i)  |_|                 Rule 12h-3(b)(1)(i)  |_|

     Rule 12g-4(a)(1)(ii) |_|                 Rule 12h-3(b)(1)(ii) |_|

     Rule 12g-4(a)(2)(i)  |_|                 Rule 12h-3(b)(2)(i)  |X|

     Rule 12g-4(a)(2)(ii) |_|                 Rule 12h-3(b)(2)(ii) |_|

                                              Rule 15d-6           |_|

     Approximate number of holders of record as of the certification or notice date: Less than 200 holders of Alfa Laval Special Finance AB's 12?% Senior Notes due 2010.

     Pursuant to the requirements of the Securities Exchange Act of 1934, Alfa Laval Special Finance AB has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date: January 28, 2003                       By: /s/  Thomas Thuresson
                                                 ---------------------
       Name:                                     Thomas Thuresson
                                                 Title:  Chief Financial Officer